                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made and entered into this 4th day of April, 1996, by and between OMNICARE, INC., a Delaware corporation (the "Company") and MARY LOU FOX ("Ms. Fox").

         WHEREAS, the Company desires to employ Ms. Fox as an employee of Westhaven Services Co., a Delaware corporation, which is a subsidiary of the Company ("Westhaven") under the terms and conditions of this Employment Agreement for the purpose of providing professional services as an executive in furtherance of Westhaven's and the Company's institutional pharmacy business and such other businesses in which the Company or its subsidiaries or affiliates including without limitation Westhaven may be engaged during the term of this Employment Agreement (referred to collectively as the "Business") and Ms. Fox desires to be employed by Westhaven for that purpose; and

         WHEREAS, contemporaneous with the execution of this Employment Agreement, the Company has entered into a Consulting Agreement with MLF Co. ("MLF"), a company in which Ms. Fox has an ownership interest (the "Consulting Agreement");

         THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

 SECTION 1.  EMPLOYMENT
 ----------------------

            1.1 DUTIES. The Company will employ Ms. Fox as an employee of Westhaven and will elect her as a Senior Vice President of the Company at its 1996 Annual Meeting. Ms. Fox will supervise and coordinate the sales and marketing efforts as and to the extent same are assigned to her from time to time by the President of the Company and shall report only to the President of the Company. The Company shall set reasonable good faith annual performance goals for Ms. Fox.

            1.2 PERFORMANCE. Ms. Fox will perform her duties under this Employment Agreement in an efficient, trustworthy and businesslike manner. Ms. Fox will not render to others any service of any kind for compensation or engage in any other business activity, except that Ms. Fox may render services to MLF, provided those services do not violate the restrictive covenants set forth in
Section 5 of this Employment Agreement, do not breach her obligations of loyalty and good faith owed by Ms. Fox to the Company, and do not prevent her from performing her duties as Senior Vice President to the satisfaction of the Company. Ms. Fox shall spend at least five (5) business days each month at the Company headquarters in Cincinnati as directed by the President of the Company.

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



            1.3 BOARD OF DIRECTORS. Provided that Ms. Fox performs her duties under this Employment Agreement in a manner satisfactory to him, the President of the Company will recommend to its Board of Directors that Ms. Fox be nominated to serve as a Director while she serves as Senior Vice President, which recommendation is subject to the approval of the Company Board of Directors and if nominated is subject to election by shareholders.

 SECTION 2.  TERM OF EMPLOYMENT
 ------------------------------

            2.1 TERM. The term of employment of Ms. Fox pursuant to this Employment Agreement shall be a period of five years from the commencement date of this Employment Agreement, such date being the 1st day of February, 1996, (the "Commencement Date") through January 31, 2001. Notwithstanding the term of this Employment Agreement, Ms. Fox' employment may be sooner terminated as described in Sections 2.2 through 2.4 hereof.

            2.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the right to terminate Ms. Fox' employment by written notice for the following causes (a "Termination for Cause"):

            (a) Conviction of Ms. Fox for, or entry of a plea of guilty or nolo contendere by Ms. Fox with respect to, any felony or any crime involving an act of moral turpitude;

            (b)      Commission by Ms. Fox of any act of fraud or dishonesty;

            (c) Conduct which is intentionally detrimental to the reputation, goodwill or business operations of the Company or any of its affiliates or subsidiaries;

            (d) Neglect of Ms. Fox' duties or obligations under this Employment Agreement or breach of such duties, or any failure to perform satisfactorily such duties, or misconduct in discharging such duties, including without limitation, her duties pursuant to Section 3.1 of this Employment Agreement;

            (e) Failure or refusal to comply with the directions of the President of the Company or with the policies, standards, and regulations of the Company as from time to time may be made known to Ms. Fox;

            (f) Material breach or threatened breach of the restrictive covenants set forth in Section 5 of this Employment Agreement;

            (g) Termination of the Consulting Agreement by the Company or by MLF, unless such termination is pursuant to that certain letter agreement dated the date hereof (the "Letter Agreement").

  Upon any Termination for Cause, payment of all compensation to Ms. Fox under
Section 3 of this Employment Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

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



       2.3 TERMINATION BY THE COMPANY DUE TO DISABILITY OR DEATH. Ms. Fox acknowledges that her duties pursuant to this Employment Agreement, including without limitation Section 1.1, constitute the essential functions of her job. If Ms. Fox is unable to perform her duties under this Employment Agreement by reason of illness or other physical or mental disability, the Company may notify her that an event of disability ("Event of Disability") exists whereupon, provided she remains disabled, Ms. Fox shall continue to receive the compensation described in Section 3 hereof for a period of three (3) months after the date of the Event of Disability. Such payments shall be reduced by any disability payment to which Ms. Fox may be entitled in lieu of such compensation but not by any disability payment for which Ms. Fox has privately contracted without the Company's involvement. At the expiration of the three month period, payment of such compensation pursuant to Section 3 shall cease and this Employment Agreement may be terminated by the Company at its sole discretion. The term "disability" as used herein shall mean a condition which prohibits Ms. Fox from performing her duties hereunder with reasonable accommodation which she may request. If Ms. Fox should die before the termination of this Employment Agreement, Ms. Fox' compensation under Section 3 hereof shall terminate upon the date of her death, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

       2.4 TERMINATION BY MS. FOX. This Employment Agreement shall terminate upon Ms. Fox' death. Further, Ms. Fox shall have the right to terminate the Employment Agreement by written notice for the following reasons (a "Termination by Ms. Fox"):

            (a) Joel Gemunder ceases to be either Company President or principal Executive Officer;

            (b)      Ms. Fox is not elected to the Company Board of Directors;

            (c)      Disability of Ms. Fox as defined in Section 2.3 above;

            (d) Termination of the Consulting Agreement by the Company or by MLF unless such termination is pursuant to the Letter Agreement;

            (e) Material breach or threatened breach by the Company of its duties under this Employment Agreement.

       Upon any Termination by Ms. Fox, all payments to Ms. Fox under Section 3 of this Employment Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

     2.5 EFFECT OF TERMINATION UPON GRANTS OF RESTRICTED STOCK OR STOCK OPTIONS AND ADVANCED BONUSES. In the event this Employment Agreement is terminated, Ms. Fox' rights in respect of any stock or options granted to her shall be governed by the terms of Section 3.2 hereof and of the agreement(s) with respect thereto which has/have been or may be entered into at the time of such grant(s). In the event this Employment Agreement is terminated, any bonus theretofore advanced to her shall be repaid pro rata (as of the date of termination) for the twelve (12) month period with respect to which said bonus is or would be applicable.

 SECTION 3.  COMPENSATION, BENEFITS AND EXPENSES
 -----------------------------------------------

     3.1 ANNUAL SALARY. The Company shall pay to Ms. Fox an annual salary ("Base Salary") of $168,000.00, payable in equal monthly installments, or at such different intervals as the President of the Company may determine but not less than monthly. Ms. Fox shall devote her full professional time and attention to her duties as an employee of Westhaven, but may devote her personal time to MLF. The foregoing notwithstanding, and without limiting the Company's rights pursuant to Section 2.2(d), in the event Ms. Fox devotes any of her professional time to MLF, the Company shall reduce her Base Salary in proportion to the percentage of her professional time she devotes to MLF. At the end of each month, Ms. Fox shall advise the Company as to the percentage of her professional time (if any) she has devoted to MLF during that month. The Company shall review Ms. Fox' Base Salary every 14-15 months, and shall make such upward adjustments as are generally made for Senior Vice Presidents of the Company at the Company's discretion, but subject to a measure of judgment which is not less than that applied to members of the Company's senior management, taking into consideration Ms. Fox' performance and results as compared with those of other senior executives of the Company, the performance of the Company and general economic conditions.

     3.2 INCENTIVE COMPENSATION. On a date which is within one hundred twenty
(120) days following the Commencement Date (said date being the "Grant Date") the Company will grant to Ms. Fox an option to purchase, at a purchase price per share equal to the market price thereof on the date of the grant, 14,000 shares of the Company's common stock, par value $1.00 per share, which will vest as follows:

     Anniversary Date of
         Grant Date                    Number of Shares
         ----------                    ----------------

            1st                               3,500
            2nd                               3,500
            3rd                               3,500
            4th                               3,500


     As a condition of her receipt of such option, Ms. Fox shall enter into a separate agreement with the Company which reflects the foregoing as well as such restrictions, terms and conditions as are then usual and customary under the Company's existing plan governing stock options. The foregoing notwithstanding, in the event this Employment Agreement expires by its terms on January 31, 2001 and is not extended or renewed, any unvested options shall continue to vest in accordance with the original vesting schedule therefor.

     On the Grant Date the Company will grant to Ms. Fox 14,000 shares of Omnicare restricted stock, which will vest as follows:

     Anniversary Date of                           Percentage of
         Grant Date                                Shares Granted
         ----------                                --------------

            1st                                            5
            2nd                                            5
            3rd                                           15
            4th                                           15
            5th                                           20
            6th                                           20
            7th                                           20

     As a condition to her receipt of such stock, Ms. Fox shall enter into a restricted share agreement which reflects the foregoing as well as such restrictions, terms and conditions as are then usual and customary under the Company's existing stock incentive plan. The foregoing notwithstanding, in the event this Employment Agreement expires by its terms on January 31, 2001 and is not extended or renewed, any unvested shares shall continue to vest in accordance with the original vesting schedule therefor.

     The Company shall pay to Ms. Fox incentive compensation, including bonuses, stock awards and/or stock options, at a level as is generally paid to Senior Vice Presidents of the Company, and subject to a measure of judgment which is not less than that applied to members of the Company's senior management, taking into consideration Ms. Fox' performance, the performance of the Company and general economic conditions. Within one hundred twenty (120) days following the Commencement Date the Company shall pay to Ms. Fox the sum of Fifty Two Thousand Dollars ($52,000.00) as an advance against any bonus which may be awarded to her in respect of 1996. Ms. Fox' incentive compensation will be determined at the discretion of the Compensation Committee and/or Incentive Committee of the Board of Directors, as the case may be, and is contingent upon approval by the full Board of Directors.

     3.3 REIMBURSEMENT OF BUSINESS EXPENSES. The Company will reimburse Ms. Fox for all authorized, ordinary and necessary business expenses incurred by her in connection with the Business. Reimbursement of such expenses shall be paid monthly, upon submission by Ms. Fox to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

     3.4 BENEFITS. The Company will provide to Ms. Fox, at a minimum, the benefits which she received during her prior employment with Westhaven; provided, however, that, relative to insurance, medical, savings and investment plans, sick leave, holiday, and other similar benefits, Ms. Fox will be entitled to the same level of such benefits as may be given from time to time to other employees of Westhaven as set forth from time to time by the Board of Directors and management of the Company. Ms. Fox shall be entitled to four (4) weeks' paid vacation during each twelve (12) month period of this Employment Agreement. Ms. Fox may request non-paid leave benefits at any time, which benefits may be granted at the sole discretion of the Board of Directors of the Company or the President of the Company.

 SECTION 4:  ALL BUSINESS TO BE THE PROPERTY OF THE COMPANY
 ----------------------------------------------------------

     4.1 BUSINESS TO BE PROPERTY OF THE COMPANY. Ms. Fox agrees that any and all business and "confidential information" (as defined in Section 5.1 hereof) which are part of or relate to the Business and which are or have been developed by her or by any employee of the Company or any of its affiliates or subsidiaries, or their respective successors, or by MLF or its employees or agents, including, without limitation, contracts, fees, commissions, customer lists and any other incident of any business developed by the Company, or carried on by Ms. Fox for the Company, are and shall be the exclusive property of the Company for its sole use.

     4.2 PERSONAL POSSESSIONS. Nothing herein shall limit Ms. Fox' rights in or to any specific items of personal property to which, pursuant to their identification in any previous agreements with the Company, Ms. Fox may be entitled.

 SECTION 5.  COVENANTS OF NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION
 --------------------------------------------------------------------------

     5.1 NONDISCLOSURE. Ms. Fox shall not at any time during or after termination of Ms. Fox' employment with Westhaven or the Company, or any affiliate or subsidiary of the Company, or their respective successors, directly or indirectly, use any proprietary, "confidential information" of the Company, or any of its affiliates or subsidiaries, including, without limitation, Westhaven, for any purpose not associated with Company activities, or disseminate or disclose any such information to any person or entity not affiliated with the Company. Such Company proprietary, "confidential information" includes, without limitation, customer lists, computer technology, programs and data, whether online or off-loaded on disk format, sales, marketing and prospecting methodologies, plans and materials, and any other such plans, programs, methodologies and materials used in managing, marketing or furthering the Business. Upon termination of Ms. Fox' employment with Westhaven or the Company, or any affiliate or subsidiary of the Company, or their respective successors, Ms. Fox will return to the Company all documents, records, notebooks, manuals, plans and materials, computer disks and similar repositories of or containing Company proprietary, "confidential information", including all copies thereof, then in Ms. Fox' possession or control, whether prepared by Ms. Fox or otherwise. Ms. Fox will undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of Company proprietary, "confidential information" shall be maintained.

     5.2 NONSOLICITATION. During Ms. Fox' employment with Westhaven or the Company or any affiliate or subsidiary of the Company or their respective successors, and for a period of two (2) years after the termination of such employment, for any reason, Ms. Fox will not solicit, take away, hire, employ or endeavor to employ any of the employees of the Company or any affiliate or subsidiary or their respective successors.

     5.3 NONCOMPETITION. Ms. Fox agrees that, during her employment with Westhaven or the Company, or any affiliate or subsidiary of the Company, or their respective successors, and for two (2) years immediately after such employment ceases, she will neither, directly or indirectly, engage or hold an interest in any business competing with the Business as then conducted by the Company, its subsidiaries or affiliated companies, or their respective successors, nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business which shall compete with the Business as then conducted by the Company, its subsidiaries or affiliated companies, or their respective successors, in the States of Indiana, Michigan and Ohio and such other States or defined geographic areas with respect to which Ms. Fox may have had active involvement on behalf of the Company during the period of employment hereunder. Ms. Fox' obligations of noncompetition hereunder are in addition to the terms and conditions of the Non-Compete Agreement between Omnicare Holding Company and Ms. Fox dated October 13, 1992, (the "Acquisition Non-Compete Agreement") which terms and conditions are reaffirmed by Ms. Fox but which expire, in accordance with their terms on October 12, 1997.

     5.4 APPLICABILITY. The provisions of Sections 5.1, 5.2, and 5.3 immediately preceding shall remain in effect in accordance with their respective terms notwithstanding any termination of Ms. Fox' employment with Westhaven or the Company or any affiliate or subsidiary of the Company, or their respective successors, regardless of the cause or circumstances thereof and whether such termination was voluntary or involuntary. Further, Ms. Fox' covenants of nondisclosure, noncompetition and nonsolicitation along with the Company's remedies for the breach or threatened breach of those covenants shall remain in effect in accordance with their respective terms following any termination of this Employment Agreement.

     5.5 REMEDIES. In view of the services which Ms. Fox will perform hereunder, which are special, unique, extraordinary and intellectual in character, which place her in a position of confidence and trust with the customers and employees of the Company and which provide her with access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information of the Company, in view of the geographic scope and nature of the business in which the Company is engaged, and recognizing the value of this Employment Agreement to her, Ms. Fox expressly acknowledges that the restrictive covenants set forth in this Employment Agreement and the Consulting Agreement, including, without limitation, the duration, the business scope and the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company, and that the enforcement of such restrictive covenants will not prevent her from earning a livelihood. Ms. Fox further acknowledges that the remedy at law for any breach or threatened breach of this Employment Agreement will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive or any other appropriate form of equitable relief. In the event Ms. Fox breaches or threatens to breach these restrictive covenants, she shall not receive any further payments from the Company pursuant to this Employment Agreement, following the operation of the thirty (30) day cure period provided for in Section 6.7 hereof, but only if such breach or threatened breach has not been cured. Non-payment by the Company does not waive any right or remedy of Ms. Fox that she may assert or have the right to assert hereunder.

 SECTION 6.  MISCELLANEOUS PROVISIONS
 ------------------------------------

     6.1 CONFIDENTIALITY. Ms. Fox and the Company shall keep the terms of this Employment Agreement and the Consulting Agreement absolutely confidential, and will not disclose such terms to any person or entity except by the Company to the extent necessary or desirable for it to comply with applicable laws and regulations.

     6.2 INDEMNIFICATION. Except to the extent prohibited by law, the Company shall save and hold harmless Ms. Fox from and against any claim of liability or loss (including reasonable attorney's fees) arising as a result of Ms. Fox' good faith activities in the course of her employment hereunder.

     6.3 ASSIGNMENT AND PERFORMANCE. The Company may assign its rights and obligations under this Employment Agreement to any corporation or other entity which is controlled by or is under common control with the Company, or which succeeds to all or substantially all of the assets of the Company, without Ms. Fox' consent. This Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Company may perform any or all of its obligations under this Employment Agreement directly, or through any of its subsidiaries or affiliates, including but not limited to Westhaven. Ms. Fox' obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

     6.4 NOTICES. All notices, requests, demands or other communications under this Employment Agreement shall be in writing and shall only be deemed to be duly given if made in writing and sent by first class mail, overnight courier, or telecopy to the following addresses:

                            Cheryl D. Hodges, Senior Vice President
                              and Secretary
                            Omnicare, Inc.
                            2800 Chemed Center
                            255 East Fifth Street
                            Cincinnati, Ohio 45202

                            and

                            Ms. Mary Lou Fox
                            30171 Waterford Drive West
                            Perrysburg, Ohio 43551-3493

     6.5 SEVERABILITY. Any provision of this Employment Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Employment Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

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



     6.6 AMENDMENT AND WAIVER. This Employment Agreement, the Letter Agreement, and the Acquisition Non-Compete Agreement constitute the entire agreement between the parties hereto as to the matters addressed herein and may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

     6.7 RIGHT TO CURE. In the event that either party in good faith believes that the other has violated (whether by breach, threatened breach or otherwise) any of the terms of this Employment Agreement, then that party shall give notice in writing to the other party as provided in Sections 6.4 of this Employment Agreement of the alleged violation and that party shall have thirty (30) days following receipt of said notice to cure any such alleged violation.

     6.8 INJUNCTIVE RELIEF. The parties hereto agree that money damages would be an inadequate remedy for the Company in the event of breach or threatened breach of this Employment Agreement and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce any injunction prohibiting Ms. Fox from violating this Employment Agreement.

     6.9 APPLICABLE LAW. This Employment Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Ohio.

     6.10 COUNTERPARTS. This Employment Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     6.11 INTERPRETATION. The headings contained in this Employment Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Employment Agreement. The language in all parts of this Employment Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Employment Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another. The parties acknowledge that this Employment Agreement has been developed and drafted jointly and with the assistance of counsel.

     6.12 NON-WAIVER OF RIGHTS AND BREACHES. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

     6.13 BOARD APPROVAL. Notwithstanding any provision hereof to the contrary, this Agreement is subject to approval of the Board of Directors of the Company, which approval will be recommended by Joel Gemunder.

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



     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                             OMNICARE, INC.

                                             By:/s/Joel F. Gemunder
                                               ----------------------
                                             Its:President
                                               ----------------------

                                             /s/Mary Lou Fox
                                               ----------------------
                                             Mary Lou Fox

                                      E-83